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                                                                   EXHIBIT 10.71

March 15, 2001


Mr. Amit Rikhy
4413 Torrey Pines Drive
Chino Hills, California  91709

Dear Amit:

Cais Internet, Inc. ("CAIS", or the "company") is pleased to extend to you an offer of employment as Senior Vice President of Strategic Planning ("SVP, Strategic Planning"), subject to a satisfactory background check and approval by the board of directors of CAIS (the "Board"), on the following terms and conditions:

     1. You will report to the Chief Executive Officer (the "CEO"). Your principal duties will consist of managing the business development functions of CAIS, including significant participation in developing financial strategies, assisting in the contemplated recapitalization of the company, and generally working closely with the CEO to create a financially successful enterprise. Your full-time employment with CAIS will commence on March 19, 2001.

     2. In consideration of your performance of the above duties you will receive compensation as follows, so long as you are in the employ of CAIS as its SVP, Strategic Planning:

          A.  Base Salary. Your base salary will be $225,000 per year, payable
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              in accordance with CAIS' normal payroll practices. You will be eligible for annual salary reviews and adjustments, based on performance and at the discretion of the Board.

          B.  Annual Bonus. You will be eligible for an annual bonus ranging
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              from 0% to 50% of your base salary, with the maximum targeted bonus equal to 50% of your base salary (the "Target Bonus"), based upon CAIS' performance and the achievement of individual and company goals and objectives, as mutually and reasonably agreed upon by you and the Board. Within your first year of employment, $50,000 of this bonus will be guaranteed and payable in equal quarterly installments (upon the close of each of the company's fiscal quarters, beginning with the close of the second quarter of fiscal year 2001) (the "Guaranteed Bonus"). Also, to the extent that your performance, and that of the company's, exceeds mutually agreed upon goals and objectives, the Board will consider, in its sole discretion, the payment to you of additional "out-performance" bonus amounts. With the exception of the Guaranteed Bonus, any additional bonus amounts will be paid subsequent to each fiscal year end, in accordance

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              with CAIS' normal practice of paying annual bonuses. With the exception of the Guaranteed Bonus, any additional bonus amounts payable in respect of your first year of employment will be prorated based on that portion of fiscal year 2001 for which you are employed. Also, with respect to any annual bonuses, you must be in the employ of CAIS at the time such bonuses are paid to receive any applicable bonus otherwise payable in respect of the preceding fiscal year.

          C.  Signing Bonus. Upon your acceptance of the terms of this offer,
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              evidenced by your signature below, and upon approval by the Board of such terms, you will be eligible to receive a one time signing bonus of $40,000, with such bonus to be paid to you within five business days after your commencement of your duties as SVP, Strategic Planning.

          D.  Benefits. Generally, you will be provided employee benefits
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              commensurate with benefits provided to other CAIS employees in executive positions, including, to the extent that CAIS offers a 401(k) plan, participation in this plan in accordance with the company's participation policies. Additionally, premiums for medical, dental, and vision coverages, and any premiums for life insurance coverages, will be paid by CAIS, subject to required employee deductibles, exclusions, co-payments, and waiting periods.

          E.  Vacation. You will receive four weeks paid vacation during each
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              year following your commencement of employment with CAIS. You shall be eligible to take any accrued vacation following your first six months of employment with CAIS.

          F.  Incentive Equity. You understand that CAIS is attempting to
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              recapitalize its operations, and in conjunction with such attempts to recapitalize (the completion and certainty of which cannot be guaranteed), CAIS intends to provide you with stock options in the recapitalized company. If and when a successful recapitalization of the company occurs, and to the extent you are employed by the company at that time, you will receive options to purchase six tenths of one percent (0.6%) of the shares of common stock of the company (the "Common Stock"), on a fully diluted basis at such time. These options will vest in equal quarterly installments over a four-year period. Upon the occurrence of a change of control of 50% or more of the fully diluted ownership of the company (a "Change of Control"), or upon termination of your employment by the company without cause, vesting of these options will accelerate and the options will immediately become 100% vested and exercisable, provided that, in the event of a Change of Control, you must continue to be employed with the company through such triggering event.

          G.  Performance Based Incentive Equity. In addition to the incentive
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              equity described in Paragraph F above, and also subject to the successful recapitalization of the company, additional options equal to up to four tenths of one percent (0.4%) of the Common Stock, on a fully diluted basis at such time, subject to you and the company meeting certain performance objectives to be determined by the Board. If granted, these performance based options would be vested and fully exercisable upon the earlier to occur of a) a Change of Control, b) termination of your employment by the company without cause and c) the eighth anniversary of the date the options are granted.

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            The terms and conditions of your stock options described in Sections
            F and G above will be similar to those of options held by other CAIS managers in executive positions, and will be governed by the definitive option agreement to be entered into by and between you and CAIS. Please note that CAIS' financial structure and future capitalization is uncertain at this time, and therefore this offer is a good faith attempt to outline our present incentive compensation intentions and cannot be relied upon as a guarantee of the grant of any stock-based awards in the event no recapitalization occurs.

     3. You have agreed to relocate to the Washington, D.C. area no later than December 31, 2001. At the sole discretion of the Board, this relocation date may be extended. Upon relocation to the Washington, D.C. area, CAIS will pay, or will reimburse you for, your actual, reasonable, out-of-pocket moving expenses from your home in the Los Angeles, California area, including such reasonable costs associated with moving, storage, and up to 90 days of temporary housing. During such period when you may utilize temporary housing, you will be responsible for all incidental charges associated with your stay in temporary housing (e.g., telephone charges, meals, dry cleaning, etc).

         Until such time as you relocate, CAIS will also reimburse you for the reasonable travel costs associated with assuming your new responsibilities, including such reasonable costs associated with airfare, housing, meals, and car rental. All moving and relocation expenses must be pre-approved in advance by CAIS. Detailed receipts and proof of payment must also be submitted for reimbursement. If for any reason you terminate your employment with CAIS within the first 24 months of employment, except in the case that your duties, title, or compensation have been materially reduced during this twenty four month period, you agree to reimburse CAIS for all such expenses on a pro rata basis, based upon 24 months less the number of months that you were actually employed by CAIS.

     4. This offer does not constitute an agreement of guaranteed employment for any specific term. Your employment with CAIS is "at will," and may be terminated by you or by us at any time, provided, however , that you may only terminate your employment following thirty (30) days advanced written notice to the company of such termination (which notice requirement may be waived by CAIS). If your employment is terminated without cause by CAIS, under either current ownership or a successor owner of 50% or more, you will be entitled to payment, in equal installments over 12 months, of an amount equal to one times your then base salary, plus a lump sum payment equal to your Target Bonus, on a pro rata basis, based upon 12 months less the number of months that you were actually employed by CAIS during the fiscal year in which your employment is terminated, payable at such time as annual bonuses are normally paid.

     5. You also agree to be bound by a covenant not to disclose confidential information of the company and its affiliates (other than as required by a court of competent jurisdiction or with the consent of the Board) at all times during and after your employment with CAIS. For one year after termination of your employment with CAIS, you also agree to be bound by a covenant not to compete with the company, with this covenant being specific to the regions and specific product offerings being provided by CAIS, and by a covenant not to raid its customers, clients, or employees.

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To document your acceptance of the above terms, please sign and date the enclosed copy of this letter where indicated below and return the signed copy to me. Amit, we are excited that you have accepted our offer of employment and we look forward to having you on the CAIS team.

Sincerely,


William M. Caldwell, IV
President and Chief Executive Officer


Accepted and Agreed this ___ day of ______________, 2001:


______________________
Amit Rikhy

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